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                                 RESTRAC, INC.
                                   EXHIBIT 11
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
           (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND SHARE AMOUNTS)

                                                 THREE MONTHS ENDED     THREE MONTHS ENDED
                                                 DECEMBER 31, 1996      DECEMBER 31, 1995
                                                 ------------------     ------------------
  PRIMARY AND FULLY-DILUTED:
    Net Income (Loss)..........................      $     (308)            $      225
                                                      =========              =========
    Weighted Average Shares of Common Stock
       Outstanding.............................       7,895,053              3,870,000
    Conversion of Preferred Stock..............        --                    2,502,696
    Dilutive Effect of Options Issued prior to
       5/10/95.................................        --                      351,383
    Effect of Cheap Stock Options..............        --                      151,163
    Shares issuable in IPO to fund Cumulative
       Dividends...............................        --                       37,161
                                                      ---------              ---------
    Fully weighted average number of common and
       common equivalent shares oustanding.....       7,895,053              6,912,403
                                                      =========              =========
  PRIMARY AND FULLY-DILUTED NET (LOSS)
    INCOME PER SHARE...........................      $    (0.04)            $     0.03
                                                      =========              =========

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